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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES
                            (AS OF DECEMBER 31, 2003)

Nuveen Advisory Corp.
Nuveen Asia Investments, Inc.
Nuveen Asset Management Inc.
Nuveen Investments Advisers Inc.
Nuveen Institutional Advisory Corp.
Nuveen Investments Holdings, Inc.
Nuveen Investments, LLC
Nuveen Investments Institutional Services Group LLC
Nuveen Senior Loan Asset Management Inc.
NWQ Investment Management Company, LLC*
Rittenhouse Asset Management, Inc.
Symphony Asset Management LLC

* All subsidiaries are 100% owned, directly or indirectly, by the Company, except NWQ Investment Management Company, LLC ("NWQ").

Key managers of NWQ own a non-controlling member interest in NWQ, which they purchased at the time of the acquisition of NWQ. These interests allow their owners to participate in the profits of NWQ above specified levels beginning January 1, 2003. Beginning in 2004 and continuing through 2008, the Company has the right to acquire these interests.